UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
American Woodmark Corporation
(Exact name of registrant as specified in its charter)

Virginia	54-1138147
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3102 Shawnee Drive, Winchester Virginia	22601
(Address of Principal Executive Offices)	(Zip Code)
Amended and Restated 2004 Stock Incentive Plan for Employees
(Full title of the plan)
Kent B. Guichard President and Chief Executive Officer American Woodmark Corporation 3102 Shawnee Drive Winchester, Virginia 22601
(Name and address of agent for service)

(540) 665-9100
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ⁪	Accelerated filer ☒
Non-accelerated filer ⁪ (Do not check if a smaller reporting company)	Smaller reporting company ⁪

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee
American Woodmark Corporation Common Stock, no par value per share	1,000,000	18.94	18,940,000	2,198.94

(1)       Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers, in addition to the number of shares of common stock stated above, additional securities that may be offered as a result of stock splits, stock dividends, or similar transactions.

(2)       Solely for the purpose of calculating the registration fee, the offering price per share, the aggregate offering price, and the amount of the registration fee have been computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended.  Accordingly, the price per share of the Common Stock has been calculated to be equal to the average of the high and low prices for a share of the Common Stock as reported by the NASDAQ Global Select Market on February 2, 2011, which is a specified date within five business days prior to the original date of filing of this registration statement.

(3)       Solely for the purpose of calculating the registration fee, the proposed aggregate offering price has been estimated in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-8, filed by American Woodmark Corporation, a Virginia corporation (the “Registrant”), registers an additional 1,000,000 shares of its Common Stock, no par value per share, authorized and reserved for issuance under the Amended and Restated 2004 Stock Incentive Plan for Employees, as approved at the Registrant’s Annual Meeting of Shareholders on August 26, 2010.  Pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates by reference the contents of its Form S-8 registration statement No. 333-122438 (filed January 31, 2005).

REGISTRANT SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winchester, Commonwealth of Virginia, on February 4, 2011.

AMERICAN WOODMARK CORPORATION

By:	/s/Kent B. Guichard
Kent B. Guichard
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/Kent B. Guichard
Kent B. Guichard	Chairman, President and Chief Executive Officer	February 4, 2011
(Principal Executive Officer)
Director

/s/Jonathan H. Wolk
Jonathan H. Wolk	Senior Vice President and Chief Financial Officer	February 4, 2011
(Principal Financial Officer and Principal Accounting Officer)

/s/William F. Brandt, Jr.
William F. Brandt, Jr.	Director	February 4, 2011

/s/Daniel T. Hendrix
Daniel T. Hendrix	Director	February 4, 2011

/s/Carol B. Moerdyk
Carol B. Moerdyk	Director	February 4, 2011

/s/Vance W. Tang
Vance W. Tang	Director	February 4, 2011

/s/James G. Davis, Jr.
James G. Davis, Jr.	Director	February 4, 2011

/s/Martha M. Dally
Martha M. Dally	Director	February 4, 2011

/s/Kent J. Hussey
Kent J. Hussey	Director	February 4, 2011

/s/Andrew B. Cogan
Andrew B. Cogan	Director	February 4, 2011

EXHIBIT INDEX

Exhibit Number	Description	Incorporation by Reference

5.1	Opinion regarding legality of shares of Registrant’s Common Stock	(1)
23.1	Consent of KPMG LLP	(1)
23.2	Consent of McGuireWoods LLP	(2)
24.1	Power of Attorney	(1)
99.1	Second Amendment to Amended and Restated 2004 Stock Incentive Plan for Employees	(3)

(1)	Filed herewith.
(2)	Contained in the Opinion filed as Exhibit 5.1.
(3)	Incorporated herein by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2010, filed with the Commission on August 31, 2010.